SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------


                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


         Date of report (Date of earliest event reported): MARCH 5, 2007

                               CIRRUS LOGIC, INC.
             (Exact name of Registrant as specified in its charter)


         DELAWARE                       0-17795                 77-0024818
------------------                  -----------------     ---------------------
(State or Other Jurisdiction of       (Commission            (IRS Employer
Incorporation or Organization)        File Number)         Identification No.)


2901 VIA FORTUNA, AUSTIN, TX                         78746
-----------------------------------         --------------------------
(Address of Principal Executive Offices)          (Zip Code)

Registrant's telephone number, including area code: (512) 851-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Mr. David D. French resigned his position as President and Chief Executive Officer and as a director of Cirrus Logic, Inc. (the "Company") on March 5, 2007. In connection with his resignation, the Company and Mr. French entered into a Resignation Agreement on March 5, 2007. Under the terms of the Resignation Agreement, Mr. French agreed to cancel and not exercise certain option grants that the Special Committee of the Company's Board of Directors investigating stock option granting practices identified as having favorable grant dates that were selected with the participation of Company executives. Additional information regarding the principal findings of the Special Committee is provided under Item 8.01 below. Mr. French also agreed to re-price certain options and pay the Company the difference between the exercise price paid upon the exercise of any of his option grants and the exercise price as determined to be appropriate upon the correct accounting measurement date as determined in the Company's restatement of its historical financial statements. The Resignation Agreement also provides that Mr. French will repay any bonus or incentive compensation that would not have been earned had the Company's restated financial statements been used to calculate such bonus or incentive compensation, but in no event will such payment be in excess of $100,000. Mr. French will receive a one-time severance payment of $477,600, to be paid six months following the date of his resignation. The Company will also immediately accelerate the vesting of a portion of certain option grants and he will be provided a post-employment period to exercise his vested options.

A copy of the Resignation Agreement is attached as Exhibit 10.1 and incorporated herein by reference.

On March 7, 2007, Mr. Michael L. Hackworth was appointed by the Board of Directors of the Company as Acting President and Chief Executive Officer of the Company. He will continue to serve as Chairman of the Board - a position he has held since 1997. Mr. Hackworth, age 66, who co-founded the Company, previously served as President and Chief Executive Officer from January 1985 to June 1998, and continued to serve as Chief Executive Officer until February 1999. Mr. Hackworth is also the Chief Executive Officer of Tymphany Corporation, a provider of audio transducers and acoustical engineering customization services. He also serves as a director of Virage Logic Corporation, a provider of semiconductor intellectual property platforms and development tools. The independent directors of the Company have approved a salary for Mr. Hackworth at an annual rate of $184,320, payable on a bi-weekly basis for the period that he serves in the role of Acting President and Chief Executive Officer.

ITEM 7.01  REGULATION FD DISCLOSURE.

On March 7, 2007, the Company issued a press release announcing the principal findings of a Special Committee of the Company's Board of Directors relating to its investigation into the Company's historical stock option granting practices and related accounting, the resignation of Mr. French as President and Chief Executive Officer and as a director of the Company and the appointment of Mr. Hackworth as Acting President and Chief Executive Officer of the Company. A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference. Please see the disclosure under Item 5.02 above for additional information regarding Mr. French's resignation. The Company believes that the terms and conditions associated with the one-time severance payment to Mr. French and the accelerated vesting of certain of his option grants are more favorable to the Company than the payment and other terms that would have applied if the Company had terminated Mr. French's employment without cause under his February 2002 employment agreement with the Company. Additional information regarding Mr. Hackworth's appointment is also provided under Item
5.02 above.

ITEM 8.01  OTHER EVENTS

On March 7, 2007, the Company announced the principal findings of a Special Committee of the Company's Board of Directors relating to its investigation into the Company's historical stock option granting practices and related accounting. The Company further announced certain actions it is taking in response to the principal findings of the Special Committee, including changes to its executive management.

As previously announced on March 2, 2007, the Board of Directors concluded that the accounting measurement dates for certain stock options granted between January 1, 1997, and December 31, 2005 differ from the recorded measurement dates previously used for such awards. The Company expects to record material non-cash charges for stock-based compensation expenses in certain reporting periods and expects to restate its financial statements for fiscal years 2001 through 2006 and for the first quarter of fiscal year 2007. The Company currently estimates that the cumulative additional non-cash stock-based compensation expense to be recorded is likely to be in the range of $22 to $24 million.

BACKGROUND OF THE REVIEW

In September 2006, the Company, at the direction of its Audit Committee, performed an internal review of selected stock option grants. In the course of that review, the Company discovered information that raised potential questions about the measurement dates used to account for certain stock option grants. In October 2006, at the recommendation of the Audit Committee, a Special Committee of the Board of Directors was formed to investigate the historical stock option grants, the timing of those grants and related accounting matters. During the five month investigation, the Special Committee reviewed all stock option grants from 1997 through 2006, encompassing approximately 42.3 million stock options granted to employees and non-employee directors on 148 different grant dates. The Special Committee's legal and accounting advisors identified, preserved, collected and reviewed over 104 gigabytes of electronic information, including approximately 1.6 million pages of electronic and hard copy files, and conducted 25 interviews of current and former employees and members of the Board of Directors.

SUMMARY OF FINDINGS

The Special Committee has arrived at the following principal findings with respect to the stock option grant practices of the Company:

o The Company's stock plan administrative deficiencies between 1997 and 2006 led to a number of misdated option grants.

         o New hire and other promotion and retention option grants were generally made the first Wednesday of each month through the use of unanimous written consents ("UWCs") of the Company's Compensation Committee. However, prior to 2006, many of these monthly grants were misdated, as grant dates were routinely established before the receipt of all the signed UWCs authorizing those grants.

         o Many other off-cycle and broad-based annual option grants that were granted through Board or Compensation Committee resolutions were also misdated due to administrative issues in that grant dates were sometimes established before the list of option award recipients had been finalized.

         o Beginning in late 2002, the Company formally documented and updated its existing processes and procedures with respect to the granting of options. In 2005, the Company further refined the process and, in 2006, a formal written policy was approved by the Compensation Committee.

         o Approximately 97% of the potential stock-based compensation charges identified as a result of the Special Committee investigation resulted from grants that were made prior to December 31, 2002.

o Prior to 2003, the limited controls and the lack of definitive processes for stock option granting and approval allowed for potential abuse, including the use of hindsight, in the establishment of more favorable grant dates for certain options.

         o The Special Committee identified three grant dates prior to 2003 on which three management-level employees received new-hire option grants on dates other than when they began rendering services to the Company.

         o The grant date for one grant in 2000 is different from the date the grant appears to have been approved by the Board. While no definitive evidence has been identified to clarify this inconsistency, the selected grant date was at a lower closing stock price than the price on the date of apparent board approval.

         o The Special Committee believes based on the evidence developed in the investigation that certain executive officers had knowledge of and participated in the selection of three grant dates for broad-based employee option grants in the 2000 through 2002 timeframe, either with hindsight or prior to completing the formal approval process.

         o The executive officers involved in the option grant process prior to 2003, and in particular the grants described above in the 2000 through 2002 timeframe, are no longer with the Company with the exception of David D. French, the Company's President and Chief Executive Officer.

         o The Special Committee believes that Mr. French was significantly involved in the grant approval process for certain grants and that he influenced the grant process with a view toward the stock price, and therefore the selection of grant dates, through his control over how quickly or slowly the process was completed. However, the Special Committee does not believe that Mr. French appreciated the significance of the procedural inadequacies or the accounting implications of the grant approval process or grant date selections, or that he was advised by his executive staff of any such inadequacies or implications.

o The Special Committee did not find any irregularities associated with any grants to independent directors or the Company's two broad-based options exchanges during the relevant period.

o The Special Committee found no documentary or testimonial evidence that the Company's independent directors were aware of any attempts by the Company's executive officers to backdate or to otherwise select favorable grant dates, and consequently, had no reason to and did not believe that the accounting or other disclosures were inaccurate.

RESIGNATION OF PRESIDENT AND CHIEF EXECUTIVE OFFICER

In light of the findings of the Special Committee, Mr. David D. French resigned as President and Chief Executive Officer and as a director of the Company. Please see the disclosure in Item 5.02 above for additional information regarding Mr. French's resignation.

APPOINTMENT OF ACTING PRESIDENT AND CHIEF EXECUTIVE OFFICER

The Board of Directors has appointed Mr. Michael L. Hackworth as the Company's Acting President and Chief Executive Officer. Please see the disclosure in Item
5.02 above for additional information regarding Mr. Hackworth's appointment.

OTHER REMEDIAL ACTIONS AND RECOMMENDATIONS

Based on the results of its investigation, the Special Committee has recommended a number of remedial actions. The Company is currently reviewing these recommendations and developing and implementing a remediation plan associated with historical option grants and the grant of future equity awards. In addition, the Company has informed the staff of the Division of Enforcement of the Securities and Exchange Commission of the Special Committee's investigation and will continue to cooperate fully in the event of any further inquiry.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS.

         (d) Exhibits.

         10.1 Resignation Agreement between David D. French and Cirrus Logic, Inc. dated March 5, 2007

         99.1     Cirrus Logic, Inc. press release dated March 7, 2007

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                     CIRRUS LOGIC, INC.


Date:  March 7, 2007        By:      /s/ Thurman K. Case
                                     ----------------------------------
                                     Name:  Thurman K. Case
                                     Title:   Chief Financial Officer

                                  EXHIBIT INDEX

Exhibit Number             Description

         10.1 Resignation Agreement between David D. French and Cirrus Logic, Inc. dated March 5, 2007

         99.1     Cirrus Logic, Inc. press release dated March 7, 2007